EXHIBIT 10.1

Kreisler Manufacturing Corporation

Board of Directors Compensation Plan

Approved by the Board of Directors February 13, 2007

Members of the Board of Directors of Kreisler Manufacturing Corporation (the "Company") who are not employees of, or consultants to, the Company will be compensated in accordance with the following:

  Board of Directors Annual Fee $10,000
  Committee Chair Annual Fees
    Audit Committee $5,000
    Compensation Committee $2,500
    Nominating and Corporate Governance Committee $2,500
  Attendance at Board of Directors Meetings
    In-person attendance $750
    Telephonic attendance $250
    Maximum annual amount $3,500

Beginning February 13, 2007, Board of Directors and Committee Chair annual fees will be paid in two equal installments on or about January 1 and July 1 of each year. Board of Directors meeting attendance fees will be paid within three weeks of a Board of Directors meeting. If a director serves as a member of the Board of Directors or Committee Chair for less than a full term, fees may be prorated to actual time served.

Each director of the Company who is not an officer is entitled to reimbursement for reasonable out-of-pocket expenses. Directors who are employees of, or consultants to, the Company do not receive additional compensation for their services as directors of the Company.